EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 4/22/25 to 5/2/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/22/2025	Sell	65,324	11.23
4/23/2025	Sell	22,830	11.32
4/24/2025	Sell	67,567	11.30
4/25/2025	Sell	36,143	11.33
4/28/2025	Sell	39,366	11.32
4/29/2025	Sell	40,808	11.35
4/30/2025	Sell	59,888	11.38
5/1/2025	Sell	52,504	11.44
5/2/2025	Sell	37,012	11.44